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                                                                 EXECUTION COPY

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                          1997-A SUBI SERVICING SUPPLEMENT

                                          to

                  AMENDED AND RESTATED TRUST AND SERVICING AGREEMENT
                              Dated as of October 1, 1996


                                        Among


                                     TMTT, INC.,
                                 as Titling Trustee,

                          TOYOTA MOTOR CREDIT  CORPORATION,
                                     as Servicer,

                                         and

                           U.S. BANK NATIONAL ASSOCIATION,
                                    as Trust Agent




                            Dated as of September 1, 1997


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                                  TABLE OF CONTENTS

                                                                           PAGE
                                     ARTICLE ONE
                                     DEFINITIONS

SECTION 1.01.    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . 2

                                     ARTICLE TWO
                      REPRESENTATIONS AND WARRANTIES OF SERVICER

SECTION 2.01  Representations and Warranties of Servicer.. . . . . . . . . . 2

                                    ARTICLE THREE
                               CREATION OF 1997-A SUBI

SECTION 3.01.  Initial Creation of 1997-A SUBI Portfolio and
              1997-A SUBI Sub-Trust. . . . . . . . . . . . . . . . . . . . . 4
SECTION 3.02.  Subsequent Additions to 1997-A SUBI Portfolio and
              1997-A SUBI Sub-Trust. . . . . . . . . . . . . . . . . . . . . 4
SECTION 3.03.  Servicer Payment in Respect of Certain Contracts And
              Leased Vehicles. . . . . . . . . . . . . . . . . . . . . . . . 5
SECTION 3.04. Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

                                     ARTICLE FOUR
                              SPECIFIC REQUIREMENTS FOR
                      ADMINISTRATION AND SERVICING OF CONTRACTS
                               IN 1997-A SUBI PORTFOLIO

SECTION 4.01.  Servicer Bound by Titling Trust Agreement . . . . . . . . . . 7
SECTION 4.02.  Collection of Monthly Payments and Remittances;
                Application of Proceeds; Accounts. . . . . . . . . . . . . . 8
SECTION 4.03.  Records . . . . . . . . . . . . . . . . . . . . . . . . . . .12
SECTION 4.04.  Collection and Application of Security Deposits . . . . . . .13
SECTION 4.05.  Advances. . . . . . . . . . . . . . . . . . . . . . . . . . .13
SECTION 4.06.  Payment of Certain Fees And Expenses; No Offset . . . . . . .14
SECTION 4.07.  Servicing Compensation. . . . . . . . . . . . . . . . . . . .14
SECTION 4.08.  Repossession And Sale of Leased Vehicles. . . . . . . . . . .15
SECTION 4.09.  Servicer to Act on Behalf of Titling Trust. . . . . . . . . .17
SECTION 4.10.  Indemnification by Servicer . . . . . . . . . . . . . . . . .18
SECTION 4.11.  Third Party Claims. . . . . . . . . . . . . . . . . . . . . .18
SECTION 4.12.  Insurance Policies. . . . . . . . . . . . . . . . . . . . . .19
SECTION 4.13.  Servicer Not to Resign; Assignment. . . . . . . . . . . . . .19


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

SECTION 4.14.  Obligor Insurance Coverage in Respect of Leased Vehicles. . .20
SECTION 4.15.  Corporate Existence; Status; Merger . . . . . . . . . . . . .21

                                     ARTICLE FIVE
                                STATEMENTS AND REPORTS

SECTION 5.01.  Reporting by the Servicer . . . . . . . . . . . . . . . . . .21
SECTION 5.02.  Annual Accountants' Reports . . . . . . . . . . . . . . . . .22
SECTION 5.03.  Other Certificates And Notices From Servicer. . . . . . . . .23
SECTION 5.04.  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . .23

                                    ARTICLE SIX
                                       DEFAULT

SECTION 6.01. Events of Servicing Termination; Termination of
                Servicer as to 1997-A SUBI Portfolio . . . . . . . . . . . .23
SECTION 6.02.  No Effect on Other Parties. . . . . . . . . . . . . . . . . .25

                                    ARTICLE SEVEN
                                    MISCELLANEOUS

SECTION 7.01.  Termination of Agreement. . . . . . . . . . . . . . . . . . .25
SECTION 7.02.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 7.03.  Governing Law.. . . . . . . . . . . . . . . . . . . . . . . .26
SECTION 7.04.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .26
SECTION 7.05.  Severability. . . . . . . . . . . . . . . . . . . . . . . . .26
SECTION 7.06.  Inspection and Audit Rights . . . . . . . . . . . . . . . . .26
SECTION 7.07.  Article And Section Headings. . . . . . . . . . . . . . . . .27
SECTION 7.08.  Execution in Counterparts . . . . . . . . . . . . . . . . . .27
SECTION 7.09.  Rights Cumulative . . . . . . . . . . . . . . . . . . . . . .27
SECTION 7.10.  Further Assurances. . . . . . . . . . . . . . . . . . . . . .27
SECTION 7.11.  Third-party Beneficiaries . . . . . . . . . . . . . . . . . .27


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                                       EXHIBITS

EXHIBIT A  -  Schedule of 1997-A Contracts and 1997-A Leased Vehicles
              as of the Initial Cutoff Date. . . . . . . . . . . . . . . . A-1
EXHIBIT B  -  Form of Servicer's Certificate . . . . . . . . . . . . . . . B-1
EXHIBIT C  -  Form of Power of Attorney. . . . . . . . . . . . . . . . . . C-1

SCHEDULE I    Addresses of Branch Offices


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

    1997-A SUBI SERVICING SUPPLEMENT TO AMENDED AND RESTATED TRUST AND
SERVICING AGREEMENT (the "1997-A SUBI Servicing Supplement"), dated as of September 1, 1997, among TMTT, INC., a Delaware corporation, as Titling Trustee of TOYOTA LEASE TRUST, a Delaware business trust (the "Titling Trust") on behalf of the Titling Trust, TOYOTA MOTOR CREDIT CORPORATION, a California corporation, as Servicer, and U.S. BANK NATIONAL ASSOCIATION, as Trust Agent.

                                       RECITALS

    A. TMCC, the Titling Trustee and, for certain limited purposes set forth therein, U.S. Bank National Association (formerly known as First Bank National Association), as Trust Agent, have entered into that certain Amended and Restated Trust and Servicing Agreement, dated as of October 1, 1996, amending and restating that certain Trust and Servicing Agreement, dated as of October 1, 1996, among the same parties (as so amended and restated, and as it may be further amended, supplemented or modified, the "Titling Trust Agreement"), pursuant to which TMCC and the Titling Trustee formed the Titling Trust for the purpose of taking assignments and conveyances of, holding in trust and dealing in, various Titling Trust Assets in accordance with the Titling Trust Agreement.

    B. Concurrently herewith, and as contemplated by the Titling Trust Agreement, TMCC, the Titling Trustee and the Trust Agent are entering into that certain 1997-A SUBI Supplement to the Titling Trust Agreement, dated as of September 1, 1997, pursuant to which the Titling Trustee, on behalf of the Titling Trust and at the direction of TMCC, as UTI Beneficiary, will create and issue to TMCC a 1997-A SUBI Certificate representing a 100% beneficial interest in the 1997-A SUBI, whose beneficiaries generally will be entitled to the net cash flow arising from, but only from, the related 1997-A SUBI Assets, all as set forth in the Titling Trust Agreement and the 1997-A SUBI Supplement.

    C. Also concurrently herewith, TMCC and the Transferor are entering into that certain 1997-A SUBI Certificate Purchase and Sale Agreement, pursuant to which TMCC is selling to the Transferor, without recourse, all of TMCC's right, title and interest in and to the 1997-A SUBI and the 1997-A SUBI Certificate, all moneys due thereon and paid thereon or in respect thereof and the right to realize on any property that may be deemed to secure the 1997-A SUBI, and all proceeds thereof.

    D. Also concurrently herewith, and as contemplated by the Titling Trust Agreement, the Transferor and U.S. Bank National Association, as 1997-A Securitization Trustee, are entering into that certain Securitization Trust Agreement, dated as of September 1, 1997 (the "1997-A Securitization Trust Agreement"), pursuant to which the 1997-A SUBI Certificate will be transferred to the 1997-A Securitization Trustee, in that capacity on behalf of the Securitization Trust, in connection with a Securitized Financing thereof by the Transferor.

    E. The parties desire to supplement the terms of the Titling Trust Agreement insofar as they apply to the 1997-A SUBI, the 1997-A SUBI Sub-Trust, and the 1997-A SUBI Certificates to provide for further specific servicing obligations that will benefit the holders of the 1997-A SUBI Certificates and the parties to and the beneficiaries of the Transaction Documents relating to the Securitized Financing contemplated by the 1997-A Securitization Trust Agreement.

    NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree to the following supplemental obligations with regard to the 1997-A SUBI Sub-Trust:

                                     ARTICLE ONE
                                     DEFINITIONS

    SECTION 1.01. DEFINITIONS. For all purposes of this 1997-A SUBI Servicing Supplement, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Annex of Definitions attached to the Titling Trust Agreement or the Annex of Supplemental Definitions attached to the 1997-A SUBI Supplement for all purposes of this 1997-A SUBI Servicing Supplement. In the event of any conflict between a definition set forth herein and that set forth in the Annex of Definitions or Annex of Supplemental Definitions, that set forth herein shall prevail. All terms used in this 1997-A SUBI Servicing Supplement include, as appropriate, all genders and the plural as well as the singular. All references such as "herein", "hereof" and the like shall refer to this 1997-A SUBI Servicing Supplement as a whole and not to any particular article or section within this 1997-A SUBI Servicing Supplement. All references such as "includes" and variations thereon shall mean "includes without limitation" and references to "or" shall mean "and/or". Any reference herein to the "Titling Trustee, acting on behalf of the Titling Trust", or words of similar import, shall be deemed to mean the Titling Trustee, acting on behalf
of Toyota Lease Trust and all beneficiaries thereof.   Any reference herein to
the "1997-A Securitization Trustee, acting on behalf of the 1997-A Securitization Trust", or words of similar import, shall be deemed to mean the 1997-A Securitization Trustee, acting on behalf of the Toyota Auto Lease Trust 1997-A and all beneficiaries thereof.


                                     ARTICLE TWO
                      REPRESENTATIONS AND WARRANTIES OF SERVICER

    SECTION 2.01. REPRESENTATIONS AND WARRANTIES OF SERVICER. The Servicer represents and warrants to the Titling Trustee, the 1997-A Securitization Trustee and each SUBI Beneficiary as follows:

    (a) ORGANIZATION AND GOOD STANDING. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of California, with corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and now has, corporate power, authority and legal right to acquire, own, sell and service the Contracts and related Leased Vehicles and to hold the related Contract Documents and Certificates of Title as custodian on behalf of the Titling Trust.

    (b) DUE QUALIFICATION. The Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Contracts and related Leased Vehicles as required by this Agreement) requires such qualifications.

    (c) POWER AND AUTHORITY. The Servicer has the corporate power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement has been duly authorized by the Servicer by all necessary corporate action.

    (d) BINDING OBLIGATIONS. This 1997-A SUBI Servicing Supplement constitutes a legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally or by general principles of equity.

    (e) NO CONFLICT. The consummation of the transactions contemplated by this 1997-A SUBI Servicing Supplement and the fulfillment of the terms of this 1997-A SUBI Servicing Supplement does not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Servicer, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Servicer is a party or by which it is bound; nor result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this 1997-A SUBI Servicing Supplement); nor violate any law or, to the best of the Servicer's knowledge, any order, rule or regulation applicable to the Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties; which breach, default, conflict, lien or violation would have a material adverse effect on the earnings, business affairs or business prospects of the Servicer.

    (f) NO PROCEEDINGS. To the Servicer's actual knowledge, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or to the Servicer's knowledge, threatened, against or affecting the Servicer (i) asserting the invalidity of this 1997-A SUBI Servicing Supplement or (ii) seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this 1997-A SUBI Servicing Supplement.


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

                                    ARTICLE THREE
                               CREATION OF 1997-A SUBI

    SECTION 3.01. INITIAL CREATION OF 1997-A SUBI PORTFOLIO AND 1997-A SUBI SUB-TRUST.

    (a)  Pursuant to Section 3.01 of the Titling Trust Agreement and Section
16.01 of the 1997-A SUBI Supplement, the Titling Trustee has been directed to cause to be identified and allocated on the books and records of the Titling Trust the separate 1997-A SUBI Portfolio consisting of the 1997-A SUBI Portfolio and certain other associated Titling Trust Assets meeting the criteria specified therein. The Titling Trustee, on behalf of the Titling Trust, hereby directs that the Servicer so identify and allocate such a separate SUBI Portfolio of Contracts and related Leased Vehicles from among all Titling Trust Assets owned by the Titling Trustee on behalf of the Titling Trust and currently accounted for as part of the UTI Sub-Trust.

    (b) The Servicer hereby identifies and allocates such a portfolio of Contracts and related Leased Vehicles more particularly described on Exhibit A hereto which is in substantially the form of a Schedule of Contracts and Leased Vehicles, in order to create the initial 1997-A SUBI Portfolio.

    (c) The Servicer hereby represents and warrants to the Titling Trustee, the 1997-A Securitization Trustee and each SUBI Beneficiary that each of the Contracts described on Exhibit A hereto is an Eligible Contract.

    SECTION 3.02. SUBSEQUENT ADDITIONS TO 1997-A SUBI PORTFOLIO AND 1997-A SUBI SUB-TRUST.

    (a) The Titling Trustee is hereby directed to cause to be identified and allocated on the books and records of the Titling Trust to the 1997-A SUBI Sub-Trust on or before each Transfer Date certain additional Eligible Contracts, related Leased Vehicles and other associated Titling Trust Assets not then allocated, or reserved for allocation, to any other SUBI Portfolio or Sub-Trust. Such Subsequent Contracts and Subsequent Leased Vehicles to be allocated to the 1997-A SUBI Portfolio and 1997-A SUBI Sub-Trust shall have an aggregate Discounted Principal Balance as of the related Transfer Date of an amount not greater than all Principal Collections received after the Cutoff Date (including the amounts treated as Principal Collections pursuant to Section 3.01 of the 1997-A Securitization Trust Agreement) that have not been so applied pursuant to this Section 3.02(a). The Titling Trustee, on behalf of the Titling Trust, hereby directs the Servicer to select at least one Transfer Date each month during the Revolving Period and to identify such Subsequent Contracts, related Subsequent Leased Vehicles and other associated Titling Trust Assets (as described in the 1997-A SUBI Supplement and meeting the other requirements set forth therein) on or before each Transfer Date, and cause such Subsequent Contracts and Subsequent Leased Vehicles to be specifically identified on a supplemental Schedule of Contracts and Leased Vehicles (which, when considered with all prior Schedules of Contracts and Leased Vehicles, shall be considered to be the definitive Schedule of Contracts and Leased Vehicles) to be delivered pursuant to Section 5.01 hereof. On each such Transfer Date, such Subsequent Contracts, Subsequent Leased Vehicles and


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

other associated Titling Trust Assets shall be added to the 1997-A SUBI Portfolio and 1997-A SUBI Sub-Trust, as the case may be, as additional 1997-A SUBI Assets.

    (b) The Servicer shall give one Business Day's prior notice to the Titling Trustee of each Transfer Date. On each Transfer Date, the Servicer shall be deemed to have represented and warranted to the 1997-A Securitization Trustee on behalf of the 1997-A Securitization Trust that (i) all Subsequent Contracts added to the 1997-A SUBI Portfolio on that date were Eligible Contracts as of the relevant Transfer Date, (ii) no adverse selection procedures were employed in selecting such Subsequent Contracts, (iii) it is not aware of any bias in the selection of such Subsequent Contracts that would cause the delinquencies or losses therein to differ from those of the Initial Contracts, other than the fact that such Subsequent Contracts were selected from all Eligible Contracts not then allocated to any SUBI Portfolio or reserved for allocation to another SUBI Portfolio on a "first-in, first-out" basis, based on the date of origination, and (iv) unless the 1997-A Securitization Trustee receives a letter from each Rating Agency to the effect that the use of different criteria would not result in the qualification, reduction or withdrawal of its then current rating on any Investor Certificates rated by either Rating Agency, after giving effect to such reallocation (A) each such 1997-A Contract will be allocated to the 1997-A SUBI Portfolio based upon its Discounted Principal Balance as of the relevant Transfer Date, (B) the weighted average remaining term of the 1997-A Contracts (including the Subsequent Contracts) will be not greater than 39 months, and (C) the weighted average Booked Residual Value of all 1997-A Contracts (including the Subsequent Contracts), as a percentage of the aggregate Outstanding Principal Balance of the 1997-A Contracts (including the Subsequent Contracts), will be not greater than 68%, based on the characteristics of all 1997-A Contracts (including the Subsequent Contracts) as of its date of origination.

    (c) From and after the date on which the 1997-A SUBI Lease Funding Account is required to be maintained as specified in Section 17.02 of the 1997-A SUBI Supplement, on each Transfer Date the Servicer shall withdraw from the 1997-A SUBI Collection Account an amount equal to the aggregate Discounted Principal Balance as of the relevant Transfer Date of the Subsequent Contracts then being added to the 1997-A SUBI Portfolio and 1997-A SUBI Sub-Trust pursuant to Section
16.01 of the 1997-A SUBI Supplement and the Servicer shall direct the Titling Trustee to deposit such amount into the Lease Funding Account or for payment to the UTI Beneficiary, as appropriate, directly in connection with the purchase of Subsequent Contracts and Subsequent Leased Vehicles.

    SECTION 3.03. SERVICER PAYMENT IN RESPECT OF CERTAIN CONTRACTS AND LEASED VEHICLES.

    (a) The representations and warranties of the Servicer set forth in Sections 3.01(c) and 3.02(b), with respect to each 1997-A Contract shall survive delivery of the related Contract to the 1997-A SUBI Portfolio and the 1997-A SUBI Sub-Trust and shall continue (speaking as of the dates made) so long as each such 1997-A Contract remains outstanding, or until the termination of the 1997-A Securitization Trust Agreement pursuant to Section 7.01 thereof, whichever occurs earlier. Upon discovery by the Titling Trustee, the 1997-A Securitization Trustee or the Servicer that any such representation or warranty was incorrect as of the time specified with respect to such representation and warranty and materially and adversely affects such 1997-A Contract, the party discovering such incorrectness shall give prompt written notice to the others. Within 60 days of its discovery of such incorrectness or notice to such effect to the Servicer, the Servicer shall cure in all material respects the circumstances or condition in respect of which such representation or warranty was incorrect. If the Servicer is unable or unwilling to do so timely, it shall, as the sole remedy for such breach, promptly (i) deposit the Reallocation Payment in respect of such 1997-A Contract into the 1997-A SUBI Collection Account, (ii) reallocate such 1997-A Contract and the related Leased Vehicle from the 1997-A SUBI Portfolio to the UTI Portfolio, and (iii) indemnify, defend and hold harmless the holders of any 1997-A SUBI Certificate (including without limitation the 1997-A Securitization Trustee on behalf of the 1997-A Securitization Trust and the Certificateholders) and any subsequent servicer (if other than the current Servicer) from and against, any and all loss or liability with respect to or resulting from any such 1997-A Contract or related Leased Vehicle. Notwithstanding the foregoing, if any reallocation described in clause (ii) would cause the Transferor Interest to be equal to or less than zero, the Servicer also shall deposit promptly into the 1997-A SUBI Collection Account the Reallocation Deposit Amount in an amount such that the Transferor Interest will not be reduced to less than zero, and the reallocation will not be made until such deposit has been made.

    (b) In the event that the Servicer receives funds from a Dealer that is required, pursuant to a Dealer Agreement, to repurchase a Contract or Leased Vehicle included in the 1997-A SUBI Portfolio, the Servicer shall, subject to
Section 17.01 of the 1997-A SUBI Supplement, within two Business Days of receipt thereof, deposit such funds into the 1997-A SUBI Collection Account, which deposit shall satisfy the UTI Beneficiary's obligations with respect to enforcement of such Dealer repurchase obligation, and return to the repurchasing Dealer the Certificate of Title and Contract with respect to such Leased Vehicle.

    (c) The obligations of the Servicer pursuant to this Section 3.03 shall survive any termination of the Servicer with respect to the 1997-A SUBI Portfolio and 1997-A SUBI Sub-Trust under this 1997-A SUBI Servicing Supplement or the Titling Trust Agreement.

    SECTION 3.04. FILINGS.

    The Servicer will undertake all other and future actions and activities as may be reasonably necessary to perfect (or evidence) and confirm the foregoing allocations of Trust Assets to the 1997-A SUBI Portfolio and 1997-A SUBI Sub-Trust, as the case may be, including filing or causing to be filed UCC financing statements and executing and delivering all related filings, documents or writings as may be reasonably necessary hereunder or under any other Securitization Trust Documents, whether on its own behalf or pursuant to the power of attorney granted by the Grantor in the 1997-A SUBI Supplement; provided, however, that in no event shall the Servicer be required to take any action to perfect a security interest that may be held by the 1997-A Securitization Trustee in any 1997-A Leased Vehicle.

                                     ARTICLE FOUR
                              SPECIFIC REQUIREMENTS FOR
                      ADMINISTRATION AND SERVICING OF CONTRACTS
                               IN 1997-A SUBI PORTFOLIO

    SECTION 4.01.  SERVICER BOUND BY TITLING TRUST AGREEMENT.

    (a) Except as otherwise specifically provided herein: (i) the Servicer shall continue to be bound by all provisions of the Titling Trust Agreement with respect to the Contracts, Leased Vehicles and other associated Titling Trust Assets in the 1997-A SUBI Sub-Trust, including without limitation the provisions thereof relating to the administration and servicing of Contracts; and (ii) the provisions set forth herein shall operate either as additions to or modifications of the extant obligations of the Servicer under the Titling Trust Agreement, as the context may require. In the event the provisions of this 1997-A SUBI Servicing Supplement are more exacting or specific than those contained in the Titling Trust Agreement or in the event of any conflict between the provisions of this 1997-A SUBI Servicing Supplement with respect to the 1997-A SUBI, and those of the Titling Trust Agreement, the provisions of this 1997-A SUBI Servicing Supplement shall govern.

    (b) For purposes of determining the Servicer's obligations with respect to the servicing of the 1997-A SUBI Sub-Trust under this 1997-A SUBI Servicing Supplement (including without limitation pursuant to Article Four hereof), general references in the Titling Trust Agreement to: (i) a SUBI Account shall be deemed to refer more specifically to the 1997-A SUBI Account; (ii) a SUBI Asset shall be deemed to refer more specifically to a 1997-A SUBI Asset; (iii) an appropriate or applicable SUBI Collection Account shall be deemed to refer more specifically to the 1997-A SUBI Collection Account; (iv) an appropriate or applicable SUBI Lease Funding Account shall be deemed to refer more specifically to the 1997-A SUBI Lease Funding Account; (v) a SUBI Portfolio shall be deemed to refer more specifically to the 1997-A SUBI Portfolio; (vi) a SUBI Sub-Trust shall be deemed to refer more specifically to the 1997-A SUBI Sub-Trust; (vii) a SUBI Servicing Supplement shall be deemed to refer more specifically to this 1997-A SUBI Servicing Supplement; and (viii) a SUBI Supplement shall be deemed to refer more specifically to the 1997-A SUBI Supplement.

    (c) Coincident with the execution and delivery of this 1997-A SUBI Servicing Supplement, the Servicer shall furnish the 1997-A Securitization Trustee, on behalf of the 1997-A Securitization Trust, with an Officer's Certificate listing the officers or other authorized signatories of the Servicer currently involved in, or responsible for, the administration and servicing of the Contracts in the 1997-A SUBI Portfolio, which list shall from time to time be updated by the Servicer.

    SECTION 4.02. Collection of Monthly Payments and Remittances; APPLICATION OF PROCEEDS; ACCOUNTS

    (a) The Servicer shall use commercially reasonable efforts, consistent with its then current standards, policies and procedures or new programs, whether or not implemented on a test basis, commenced in the ordinary course of business, to (i) collect all payments required under the terms and provisions of each Contract included in the 1997-A SUBI Portfolio; (ii) cause each Obligor to make all payments in respect of the Contract included in the 1997-A SUBI Portfolio to which such Obligor is a party or otherwise obligated; and (iii) to deposit all amounts collected or received in respect of the 1997-A Contracts and 1997-A Leased Vehicles into the 1997-A SUBI Collection Account on or before the Deposit Date relating to each Collection Period except as otherwise specified herein or in Section 17.01 or Section 17.02 of the 1997-A SUBI Supplement (in connection with any failure to satisfy the Monthly Remittance Conditions).

    (b) Consistent with the foregoing, the Servicer may in its discretion (i) waive any late payment charge or similar charge, in whole or in part, in connection with delinquent payments on or deferrals or extensions of a Contract included in the 1997-A SUBI Portfolio and (ii) defer one or more payments under a Contract or extend the Maturity Date of any Contract. Notwithstanding the foregoing, the Servicer may not grant more than four deferrals of any 1997-A Contract, and may not extend the Maturity Date of any 1997-A Contract by more than twelve months in the aggregate (or by sixteen months with the inclusion of any deferrals) or such that its Maturity Date will occur later than the last day of the Collection Period related to the Stated Maturity Date; provided, however, that if the Servicer defers payments on any 1997-A Contract more than four times or extends the Maturity Date thereof by more than twelve months in the aggregate (or by more than sixteen months with the inclusion of any deferrals) or so that the extended Maturity Date will occur later than the last day of the Collection Period relating to the Stated Maturity Date, then, as the sole remedy therefor, the Servicer shall, on the Deposit Date related to the Collection Period in which such extension was granted or on the Deposit Date relating to the Collection Period in which the Servicer discovers or is notified that an improper extension was granted, (y) deposit into the 1997-A SUBI Collection Account an amount equal to the then Discounted Principal Balance of such Contract plus an amount equal to the interest, or lease charge, portion of any Monthly Payments with respect thereto at the related Lease Rate that were accrued but unpaid as of the end of that Collection Period, and (z) reallocate such 1997-A Contract and the related 1997-A Leased Vehicle from the 1997-A SUBI Portfolio and SUBI Sub-Trust to the UTI Portfolio and UTI Sub-Trust. The obligations of the Servicer pursuant to this Section 4.02(b) shall survive any termination of the Servicer's obligations with respect to the 1997-A SUBI Portfolio under this 1997-A SUBI Servicing Supplement.

    (c) As to any Monthly Payments, Liquidation Proceeds, Insurance Proceeds (excluding proceeds of the Residual Value Insurance Policy which are to be transferred directly to the Transferor), Prepayments, Payments Ahead or any other payments by or on behalf of any Obligor or otherwise (excluding any late fees or deferral fees) with respect to any 1997-A Contract or related Leased Vehicle, including (if applicable) any proceeds of recourse payments by the originating Dealer, whether received by the Servicer through any lock box or similar mechanism used for the collection of regular periodic payments on receivables owned or serviced by it or received directly by the Servicer at any of its servicing offices, but subject to Section 4.08 of this 1997-A SUBI Servicing Supplement with regard to Liquidation Proceeds and Insurance Proceeds:

         (i) Upon receipt of any such funds (including funds initially deposited in any Servicer lock-box account), the Servicer shall deposit such funds into its operating account and shall ascertain promptly the following information: (A) the amount of each receipt, (B) the Contract Number to which such receipt relates, (C) the nature of the payment (i.e., whether a Monthly Payment, other Liquidation Proceeds, a Prepayment, payment of the Residual Value of the related Leased Vehicle or any other payment by or on behalf of any Obligor), (D) the date such payment is credited; and (E) that such Contract has been allocated to the 1997-A SUBI Portfolio and 1997-A SUBI Sub-Trust (collectively, the "Payment Information").

         (ii) As to any such funds received by the Servicer after the date, if any, on which it ceases to satisfy the Monthly Remittance Conditions, the Servicer shall segregate all such funds from other SUBI Sub-Trusts, and deposit all such funds (net of reimbursement of any Liquidation Expenses incurred by the Servicer with respect to any 1997-A Leased Vehicle whose Liquidation Proceeds are included among such funds) into the 1997-A SUBI Collection Account maintained by the Titling Trustee.

         (iii) Upon the determination by the Servicer that any proceeds received by it with respect to any 1997-A Contract constitute one or more Payments Ahead, the Servicer shall, unless otherwise instructed by the Titling Trustee, (A) maintain appropriate records of such Payment Ahead so as to be able to timely apply such Payment Ahead as a Monthly Payment with respect to the applicable Contract and (B) deposit such Payment Ahead into the 1997-A SUBI Collection Account on the Deposit Date relating to the Collection Period during which such Payment Ahead is to be applied, or, after the date, if any, on which it ceases to satisfy the Monthly Remittance Conditions, with two Business Days of such date.

    (d) The Servicer shall treat all Repossessed Vehicle Proceeds and Matured Leased Vehicle Proceeds in the manner provided for other Liquidation Proceeds in the Titling Trust Agreement and 1997-A SUBI Supplement; provided, however, as set forth in Section 4.07 of this 1997-A SUBI Servicing Supplement, that the Servicer may be reimbursed for related Repossessed Vehicle Expenses, Matured Leased Vehicle Expenses, other Liquidation Expenses and Insurance Costs as provided in Section 4.02(h).

    (e) The Servicer shall deposit into the 1997-A SUBI Collection Account on or before each Deposit Date each Security Deposit that was applied in respect of a Contract during the related Collection Period and not paid to a third party or to the Servicer as Liquidation Expenses or Matured Leased Vehicle Expenses, or reimbursements in respect thereof.

    (f) The Servicer, on behalf of the Titling Trustee, shall establish and maintain the 1997-A SUBI Collection Account as set forth in Section 17.01(a) of the 1997-A SUBI Supplement.

    (g) On each Determination Date the Servicer shall make the calculations necessary to allow the distribution by the 1997-A Securitization Trustee to holders of, or to the 1997-A SUBI Accounts on behalf of the holders of, the 1997-A SUBI Certificates on the related Monthly Allocation Date in accordance with Section 3.01 of the 1997-A Securitization Trust Agreement. In connection therewith, the Servicer shall determine the amount of Titling Trust Expenses incurred or suffered during the preceding Collection Period and shall calculate the allocations of such Titling Trust Expenses among the various Sub-Trusts, including the 1997-A SUBI Sub-Trust, in good faith and so as not to disproportionately affect any Sub-Trust, generally as provided for in Section
3.04 or 7.04, as appropriate, of the Titling Trust Agreement.

    (h) The Servicer will be entitled to reimbursement of Matured Leased Vehicle Expenses, Repossessed Vehicle Expenses and other Liquidation Expenses. The Servicer is hereby authorized to net such expenses from proceeds or Collections in respect of the related 1997-A Contracts or 1997-A Leased Vehicles (including other Liquidation Proceeds), or to withdraw such amounts from amounts on deposit in the 1997-A SUBI Collection Account. The Servicer also will be entitled to reimbursement of certain payments it makes on behalf of Obligors (including payments of taxes, vehicle registration charges, clearance of parking tickets and similar items and expenses and charges incurred by it in the ordinary course of servicing the 1997-A Contracts) from Collections with respect to the 1997-A Contracts (whether or not as separate payments thereof by the related Obligors) or from amounts realized upon the final disposition of 1997-A Leased Vehicles. To the extent such amounts are not reimbursed prior to or at the final disposition of the related leased vehicle but remain unpaid by the related lessee, such unreimbursed amounts (together with any unpaid Monthly Payments under the related Contract) will be treated as Matured Leased Vehicle Expenses or Liquidation Expenses, as the case may be, and the Servicer is hereby authorized to offset such reimbursable payments, expenses and charges against Net Matured Leased Vehicle Proceeds or Liquidation Proceeds, as the case may be.

    To the extent that during any Collection Period (i) Collections, Matured Leased Vehicle Proceeds, Liquidation Proceeds or separate payments from the Obligors in respect of such payments, charges and expenses are deposited into the 1997-A SUBI Collection Account rather than so offset by the Servicer, (ii) any Monthly Payments arising from a Contract allocated to the 1997-A SUBI Sub-Trust are received by the Titling Trustee or deposited in the 1997-A SUBI Collection Account with respect to any prior Collection Period as to which the Servicer has outstanding an unreimbursed Advance, rather than being netted from Collections by the Servicer; or (iii) any amount of unreimbursed Advances already deposited in the 1997-A SUBI Collection Account on any Deposit Date are reasonably determined by the Servicer to be Nonrecoverable Advances, then, on the related Deposit Date, the Servicer shall (y) notify the Titling Trustee and the 1997-A Securitization Trustee in writing as to any such amount and (z) instruct the Titling Trustee to, and the Titling Trustee shall, promptly transfer an amount equal to the aggregate of such amounts from the 1997-A SUBI Collection Account, to the 1997-A SUBI Lease Funding Account. Thereafter, the Titling Trustee shall remit to the Servicer from the 1997-A SUBI Lease Funding Account the total of such amounts, without interest (the "Servicer Reimbursement"). In lieu of causing the Titling Trustee to transfer such amounts to the 1997-A SUBI Lease Funding Account (or in the event the 1997-A Lease Funding Account has not been required to be established as set forth in Section 17.02 of the 1997-A SUBI Supplement), the Servicer is hereby authorized to deduct such amounts from amounts on deposit or otherwise to be deposited into the 1997-A SUBI Collection Account.

    (i) The Servicer shall account to the Titling Trustee and the 1997-A Securitization Trustee with respect to the 1997-A SUBI Sub-Trust separately from any other Sub-Trust.

    (j) The Servicer shall direct the Titling Trustee or the 1997-A Securitization Trustee, as applicable, to invest amounts held in the 1997-A SUBI Accounts and the Reserve Fund in Permitted Investments as provided in (and subject to the limitations of) the Titling Trust Agreement, 1997-A SUBI Supplement and the 1997-A Securitization Trust Agreement. The maximum permissible maturities of any such investments pursuant to this clause on any date shall be not later than the Business Day immediately preceding the Monthly Allocation Date next succeeding the date of such investment, except for (i) investments on which the Trust Agent or 1997-A Securitization Trustee, respectively, is the obligor (including repurchase agreements as to which it, in its commercial capacity, is liable as principal), which may mature on the Monthly Allocation Date, (ii) investments during the Revolving Period of Principal Collections (including amounts treated as Principal Collections pursuant to Section 3.01(b) of the 1997-A Securitization Trust Agreement) on deposit in the 1997-A SUBI Collection Account, which may mature on such dates as specified by the Titling Trustee at the Servicer's direction so as to maintain the availability of sufficient cash to make payments pursuant to Section 3.02(c) hereof, and (iii) prior to the occurrence of a Monthly Payment Event, if any, amounts on deposit in the 1997-A Certificateholders' Account, which may mature on the Business Day immediately preceding, the next succeeding Certificate Payment Date or the next succeeding Targeted Maturity Date, as applicable (as specified in the related TMCC Demand Note in accordance with the terms of the Indenture).

    (k) In the event the Servicer provides to the UTI Beneficiary, the Titling Trustee and the 1997-A Securitization Trustee a letter from each Rating Agency to the effect that the utilization by the Servicer of a remittance schedule differing from those contemplated herein or in the 1997-A SUBI Supplement with respect to Collections to be deposited in the 1997-A SUBI Collection Account will not result in a qualification, downgrading or withdrawal of the then-current rating assigned to the Rated Certificates by such Rating Agency,
(i) this 1997-A SUBI Servicing Supplement (and any corresponding or related Sections in the 1997-A SUBI Supplement) may be so modified without the consent of any Certificateholders and (ii) the Servicer may remit such collections to the 1997-A SUBI Collection Account in accordance with that alternative remittance schedule.

    (l) The parties hereto acknowledge that the Titling Trustee, on behalf of the Titling Trust, has made a complete transfer to the 1997-A Securitization Trustee of the Collections in respect of the 1997-A SUBI Assets contained in the 1997-A SUBI Collection Account (excluding proceeds of the Residual Value Insurance Policy which are the sole property of the Transferor) and, except as provided in this 1997-A SUBI Servicing Supplement, the 1997-A SUBI Supplement and the 1997-A Securitization Trust Agreement, neither the Titling Trustee nor the Servicer has any right to direct such funds to a third party or to receive such funds (other than to receive such funds pursuant to an investment thereof in Permitted Investments on which such party is the obligor).

    (m) In the event of a sale, disposition or other liquidation of the 1997-A SUBI Certificate and the other property of the 1997-A Securitization Trust pursuant to Section 8.02 of the 1997-A Securitization Trust Agreement, the Servicer shall allocate the net proceeds thereof between Principal Collections and Interest Collections as set forth in the 1997-A Securitization Trust Agreement.

    SECTION 4.03.  RECORDS.

    (a) As to any proceeds or other receipts with respect to any Trust Asset, including without limitation Monthly Payments, Prepayments, Liquidation Proceeds and any other payments by or on behalf of any Obligor or otherwise with respect to any 1997-A Contract or 1997-A Leased Vehicle, the Servicer shall maintain or cause to be maintained such computer and manual records with respect to all such proceeds and other receipts in accordance with the customary and usual procedures of institutions which service closed-end automobile and light duty truck leases and, to the extent more exacting, in conformity in all material respects with the procedures used by the Servicer in respect of any such leases serviced by it for its own account or the accounts of its Affiliates.

    (b) The Servicer shall retain or cause to be retained all data (including, without limitation, computerized records), together with all operating software and appropriate documentation, relating directly to or maintained in connection with the servicing of the 1997-A Contracts (the "Contract Records") consistent with its then applicable retention policies or applicable law. The Servicer shall provide or cause to be provided to the Titling Trustee, on behalf of the Titling Trust, upon its request, copies of all such data and appropriate documentation retained by the Servicer at all reasonable times and upon reasonable notice. The Servicer shall promptly report to the Titling Trustee, on behalf of the Titling Trust, any failure on its part to maintain the Contract Records as herein provided and promptly take appropriate action to remedy any such failure.

    (c) Upon the occurrence and during the continuance of an Event of Servicing Termination or if the rights of the Servicer with respect to the 1997-A SUBI Portfolio are terminated in accordance with Section 6.01(b) of this 1997-A SUBI Servicing Supplement or, if this 1997-A SUBI Servicing Supplement is terminated pursuant to Section 7.01, the Servicer shall, on demand of the Titling Trustee, on behalf of the Titling Trust (either at the request of the 1997-A Securitization Trustee or, as provided in Section 6.01(b) of this 1997-A SUBI Servicing Supplement, upon demand of Investor Certificateholders representing not less than 51% of the aggregate Voting Interest), deliver to the Titling Trustee all such data, operating software and appropriate documentation necessary for the servicing of the 1997-A Contracts, including but not limited to the related Contract Documents and Title Documents, all moneys collected by it and required to be deposited in any 1997-A SUBI Account on behalf of the Titling Trust, or in the 1997-A SUBI Collection Account or the Reserve Fund on behalf of the 1997-A Securitization Trust, all Security Deposits with respect to 1997-A Contracts, and any 1997-A Leased Vehicle in the possession of the Servicer that has been repossessed or is part of Matured Leased Vehicle Inventory and in either case has not yet been sold or otherwise disposed of. In addition to delivering such data, operating software and appropriate documentation and moneys, if a new servicer is appointed, the Servicer shall use its commercially reasonable efforts to effect the orderly and efficient transfer of the servicing of the 1997-A Contracts to the party that will be assuming responsibility for such servicing, including, without limitation, directing Obligors to remit payments in respect of such Contracts to an account or address designated by the Titling Trustee or such new servicer.

    SECTION 4.04.  COLLECTION AND APPLICATION OF SECURITY DEPOSITS.

    Subject to Section 4.03(c) of this 1997-A SUBI Servicing Supplement, the Servicer shall retain each Security Deposit remitted to it (or deemed remitted to it) as agent and bailee for the Obligor until such time as the Titling Trust, the Titling Trustee on behalf of the Titling Trust, or the Servicer may lawfully and under the terms of the related Contract apply such Security Deposit against unpaid amounts owed under the Contract, damages to the related Leased Vehicle, excess wear and tear charges, expenses in connection with the refurbishment and disposal of the related Leased Vehicle or against fees, charges, payments or expenses advanced or paid by the Servicer in accordance with applicable law, its customary and usual servicing procedures and the related Contract, from and after which time such amounts will be 1997-A SUBI Assets, subject to any reimbursement due to the Servicer. To the extent any Security Deposit or portion thereof is to be treated as proceeds of a Contract or Leased Vehicle, the related Security Deposit or such portion shall be deemed to be Liquidation Proceeds. On each Deposit Date, but otherwise as provided in Section 4.02(c)(ii) of this 1997-A SUBI Servicing Supplement, the Servicer shall deposit into the 1997-A SUBI Collection Account each Security Deposit that became Liquidation Proceeds during the previous month; otherwise, each Security Deposit, after deduction for amounts applied towards the payment or reimbursement of any amount described above, shall be returned to the related Obligor by the Servicer upon termination of such Contract.

    SECTION 4.05.  ADVANCES.

    (a) On or prior to each Deposit Date, the Servicer shall make an Advance with respect to each outstanding delinquent 1997-A Contract and each 1997-A Contract as to which payments have been deferred resulting in the diminution of the amount to be received on any Due Date relative to the amount of each originally scheduled Monthly Payment if such 1997-A Contract has not been reallocated to the UTI Portfolio with an accompanying Reallocation Payment. Each such Advance will be made by deposit into the 1997-A SUBI Collection Account of an amount equal to the aggregate amount of Monthly Payments due but not received during the related Collection Period.

    (b) Notwithstanding any other provision of this 1997-A SUBI Servicing Supplement, the Servicer shall not be obligated to make any Advance in respect of any 1997-A Contract if the

Servicer shall have reasonably determined that any such Advance, if made, would constitute a Nonrecoverable Advance. Any such determination relating to a claim by the Servicer for reimbursement of Nonrecoverable Advances from monies on deposit on the 1997-A SUBI Collection Account shall be evidenced by an Officer's Certificate (or the statement to Certificateholders or the certification by any other authorized signatory) of the Servicer furnished to each UTI Beneficiary, the Titling Trustee and the 1997-A Securitization Trustee setting out the basis for such determination, which determination shall be conclusive and binding absent manifest error.

    SECTION 4.06.  PAYMENT OF CERTAIN FEES AND EXPENSES; NO OFFSET.

    (a) As part of its obligations hereunder, to the extent that cash flows relating to the 1997-A SUBI Sub-Trust, as set forth in Section 3.01(b) of the 1997-A Securitization Trust Agreement, are insufficient to provide for the payment of all fees and expenses due to the Titling Trustee or the 1997-A Securitization Trustee as Capped Titling Trust Administrative Expenses, Capped Securitization Trust Administrative Expenses or Uncapped Administrative Expenses, the Servicer shall advance an amount equal to such excess fees and expenses as they become payable from time to time and agrees to indemnify the Titling Trustee and the 1997-A Securitization Trustee and their respective agents for such amounts. The Servicer shall be entitled to reimbursement of such advances as set forth the 1997-A Securitization Trust Agreement. The obligations of the Servicer pursuant to this Section shall survive any termination of the Servicer's rights and obligations with respect to the 1997-A SUBI Portfolio under this 1997-A SUBI Servicing Supplement.

    (b) Prior to the termination of the Servicer's rights and obligations with respect to the 1997-A SUBI Sub-Trust and thereafter if such termination results from an Event of Servicing Termination, the obligations of the Servicer with respect to the 1997-A SUBI Sub-Trust shall not be subject to any defense, counterclaim or right of offset that the Servicer has or may have against any UTI Beneficiary, the Titling Trustee on behalf of the Titling Trust, or the 1997-A Securitization Trustee, whether in respect of this 1997-A SUBI Servicing Supplement, the 1997-A SUBI Supplement, any Securitization Trust Document, any 1997-A Contract, any related Contract Document, any 1997-A Leased Vehicle or otherwise.

    SECTION 4.07.  SERVICING COMPENSATION.

    (a) As compensation for the performance of its obligations under this 1997-A SUBI Servicing Supplement, the Servicer shall be entitled to receive from the Titling Trustee, on behalf of the Titling Trust, on each Monthly Allocation Date, the Servicing Fee equal to the sum of:

         (i) An amount (the "Servicing Rate Portion") equal to one-twelfth of 1.00% of the Aggregate Net Investment Value as of the first day of the related Collection Period; and

         (ii) Any late fees, deferral fees and other administrative fees or similar charges paid by any Obligor pursuant to a 1997-A Contract during the related Collection Period;

provided, however, the Servicing Fee shall be paid out of cash flows and in accordance with the priorities of payments specified in Section 3.01(b) of the 1997-A Securitization Trust Agreement and the Servicer may be reimbursed for advancing certain Administrative Expenses as provided in this 1997-A SUBI Servicing Supplement. Further, as additional servicing compensation with regard to the 1997-A SUBI Sub-Trust, the Servicer also shall receive income as and to the extent provided in the 1997-A Securitization Trust Agreement.

    The Servicing Rate Portion will be calculated and paid based upon a 360-day year consisting of twelve 30-day months. The Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement of such expenses except to the extent they constitute Liquidation Expenses or expenses recoverable under an applicable insurance policy, as provided in Section 4.12 of this 1997-A SUBI Servicing Supplement. For so long as there shall be only one Servicer for the Titling Trust, the Servicing Fee shall be deemed to be an expense incurred with respect to the Titling Trust Assets generally; if at any time the Servicer shall only service some (but not all) Sub-Trusts, the Servicing Fee shall be deemed to be an expense incurred with respect to that discrete group of Titling Trust Assets contained in the Sub-Trusts the Servicer then services.

    (b) So long as TMCC is the Servicer, the Servicer may, by notice to the Titling Trustee and the 1997-A Securitization Trustee on or prior to any Determination Date, waive its Servicing Fee with respect to the related Collection Period, if the Servicer believes that sufficient collections will be available from Interest Collections on one or more future Monthly Allocation Dates (other than from amounts on deposit in the Reserve Fund) to pay such waived Servicing Fee, without interest. If the Servicer waives such Servicing Fee, the Servicing Fee with respect to such Collection Period shall be deemed to be zero for all purposes, provided, however, that for purposes of Section 3.01(b)(iv) of the 1997-A Securitization Trust Agreement, any such waived Servicing Fee thereafter shall be treated as an unpaid Servicing Fee with respect to a prior Collection Period (unless the Servicer continues to waive such Servicing Fee for subsequent Monthly Allocation Dates or waives such Servicing Fee permanently).

    SECTION 4.08.  REPOSSESSION AND SALE OF LEASED VEHICLES.

    In accordance with the procedures used by the Servicer in respect of any comparable leases and leased vehicles serviced by it for its own account or the accounts of its Affiliates (including procedures used in connection with new programs commenced in the ordinary course of business, whether or not implemented on a test basis), the Servicer shall use its commercially reasonable efforts to repossess or otherwise take possession of the Leased Vehicle related to any 1997-A Contract that the Servicer shall have determined to be in default or a 1997-A Contract as to which a Prepayment has been made but the related Leased Vehicle has not been purchased by the Obligor.

    The Servicer shall, in accordance with the standards set forth in the immediately preceding paragraph:

         (a) follow such practices and procedures as it shall deem necessary or advisable in its servicing of closed-end automobile and light duty truck leases, which may include reasonable efforts to realize upon any recourse to Dealers, consigning a Leased Vehicle to a motor vehicle dealer for resale or selling a Leased Vehicle at public or private sale; and

         (b) sell or otherwise dispose of each 1997-A Leased Vehicle that is repossessed in accordance with the related 1997-A Contract or that becomes part of Matured Leased Vehicle Inventory for the 1997-A SUBI Sub-Trust and, if such related Contract is in default, shall commence and prosecute any proceedings in respect of such Contract (and such Leased Vehicle) in its own name or, if the Servicer deems it necessary, in the name of the Titling Trustee, on behalf of the Titling Trust.

    The obligations of the Servicer under this Section are subject to the provision that, in the event of damage to a 1997-A Leased Vehicle from a cause for which the Obligor under the related 1997-A Contract was not required to obtain casualty insurance or maintain such insurance in full force and effect, the Servicer shall not be required to expend its own funds in repairing such Leased Vehicle unless it shall reasonably determine that such restoration will increase Liquidation Proceeds (net of Liquidation Expenses) of the related Contract by at least an equivalent amount. The Servicer shall only expend funds in connection with the repossession and/or sale of any 1997-A Leased Vehicle to the extent that it reasonably determines that Liquidation Expenses will not exceed the anticipated Liquidation Proceeds. The Servicer shall be responsible for all other costs and expenses incurred by it in connection with any action taken in respect of a 1997-A Contract or the related Leased Vehicle; provided, however, that it shall be entitled to reimbursement of such costs and expenses to the extent they constitute Liquidation Expenses or expenses recoverable under an applicable Insurance Policy. All Liquidation Proceeds and Insurance Proceeds (other than proceeds of the Residual Value Insurance Policy) shall be deposited and transferred as provided in Section 4.02 of this 1997-A Servicing Supplement.
 Notwithstanding the foregoing, in the event the Servicer determines that, in accordance with its normal servicing procedures, it will apply the Insurance Proceeds with respect to a damaged or destroyed Leased Vehicle to the substitution of another vehicle (for which the Contract will remain in force, but will relate to such substituted vehicle), the Servicer shall be permitted to so apply such Insurance Proceeds and shall not report or treat such funds as Insurance Proceeds hereunder. Any such substituted vehicle shall thereafter be the relevant 1997-A Leased Vehicle and such vehicle shall be the "related Leased Vehicle" with respect to such 1997-A Contract, for all purposes of the 1997-A SUBI Sub-Trust.

    Notwithstanding the foregoing, prior to transferring any such funds out of its operating account, the Servicer shall first deduct therefrom any unreimbursed Liquidation Expenses and expenses recoverable under an applicable Insurance Policy. In connection with this Section, the Titling Trustee, on behalf of the Titling Trust, shall grant to the Servicer a power of attorney in the form attached as Exhibit C with regard to the 1997-A Leased Vehicles, with full power of substitution. If a Servicer conducts such a substitution it shall give prompt written notice thereof to the Titling Trustee.

    The Servicer is not required hereby to deduct from Repossessed Vehicle Proceeds, Matured Leased Vehicle Proceeds or other Liquidation Proceeds or Insurance Proceeds with respect to any particular 1997-A Leased Vehicle all related unreimbursed Repossessed Vehicle Expenses, Matured Leased Vehicle Expenses or other Liquidation Expenses or Insurance Expenses prior to transferring such funds out of its operating account. Such expenses may instead be reimbursed as provided in Section 4.02(h) of this 1997-A SUBI Servicing Supplement.

    SECTION 4.09.  SERVICER TO ACT ON BEHALF OF TITLING TRUST.

    (a) In order to facilitate the servicing of the 1997-A SUBI Sub-Trust by the Servicer, the Titling Trustee, on behalf of the Titling Trust, hereby appoints the Servicer as its agent and bailee to retain possession of the related Contract Documents, Title Documents and any other related items that from time to time come into possession of the Servicer, and the Servicer hereby accepts such appointment.

    (b) The Servicer shall maintain each such Contract Document and Title Document at its offices identified on the attached Schedule I, or at such other office as shall be specified by the Servicer to the Titling Trustee on 30 days' prior notice. The Servicer shall promptly report to the Titling Trustee any failure on its part to retain possession of any such Contract Documents or Title Documents and promptly take appropriate action to remedy any such failure.

    (c) Upon written instructions from the Titling Trustee, on behalf of the Titling Trust, setting forth a reasonable basis therefor, or in the exercise of its duties and powers hereunder, the Servicer shall release any Contract Document, Title Document, or other related item to the Titling Trustee or its agent or designee, as the case may be, at such place or places as the Titling Trustee may designate, as soon as practicable. The Servicer shall not be responsible for any loss occasioned by the failure of the Titling Trustee to return any document or any delay in doing so.

    (d) The Servicer shall be deemed to have received proper instructions with respect to any such Contract Document, Title Document, any other related item or any Contract Record, upon its receipt of written instructions by a Responsible Officer of the Titling Trustee. A certified copy of a bylaw or a resolution of the Board of Directors of the Titling Trustee shall constitute conclusive evidence of the authority of any such Responsible Officer to act and shall be considered in full force and effect until receipt by the Servicer of written notice to the contrary given by the Titling Trustee.

    (e) The Servicer shall identify from time to time all (i) periodic sales and use tax or property (real or personal) tax reports, (ii) periodic renewals of licenses and permits, (iii) periodic renewals of qualification to act as a trust and a business trust and (iv) other periodic governmental filing, registration or approvals (collectively, "Filings") arising with respect to or required of the Titling Trust or the Titling Trustee, including (in the case of clauses (ii) and (iv)) such licenses, permits, and other Filings as are required for the Titling Trust or the Titling Trustee to accept assignments of 1997-A Contracts and to be identified as the owner of 1997-A Leased Vehicles on their Certificates of Title. The Servicer shall also identify any surety bonds or other ancillary undertakings required of the Titling Trust or the Titling Trustee in respect of any Filing. The Servicer shall timely prepare and file, or cause to be filed, with the cooperation of the Titling Trustee, on behalf of the Titling Trustee, or the Titling Trust with the appropriate Person each Filing and each such ancillary undertaking with a copy to the Titling Trustee. In connection with this Section, the Titling Trustee, on behalf of the Titling Trust, shall grant to the Servicer such authority, including without limitation any necessary power of attorney in the form attached as Exhibit C, as it may require in order to effect each such Filing and ancillary undertaking. Should the Servicer at any time receive notice, or have actual knowledge, of any non-compliance with any Filing requirement, it shall promptly so notify the Titling Trustee.

    (f) The Titling Trustee shall deliver to the Servicer, promptly upon their execution and delivery by the parties thereto, the Titling Trust Agreement and each amendment and supplement thereto as any such amendment and supplement relates to the 1997-A SUBI Sub-Trust. The Servicer shall not act contrary to any provision of the Titling Trust Agreement as it relates to the 1997-A SUBI Sub-Trust, as so amended or supplemented.

    SECTION 4.10.  INDEMNIFICATION BY SERVICER.

    The Servicer (for purposes of this Section, the "Indemnifying Party") agrees to indemnify, defend and hold harmless the 1997-A Securitization Trustee, the Titling Trustee and each of their respective agents (each an "Indemnified Party") for any and all liabilities, losses, damages and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by any Indemnified Party as a result of any act or omission by the Servicer in connection with its maintenance and custody of the Contract Documents, Title Documents, and Contract Records with respect to 1997-A Contracts and 1997-A Leased Vehicles, the servicing of the 1997-A Contracts, the Servicer's undertakings in clause (e) of Section 4.09 of this 1997-A SUBI Servicing Supplement or any other activity undertaken or omitted by the Servicer with respect to any 1997-A SUBI Asset. Promptly after receipt by an Indemnified Party under this Section of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnifying Party under this Section, notify the Indemnifying Party of the commencement thereof. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who may, unless there is, as evidenced by an opinion of counsel to the Indemnified Party stating that there is an unwaivable conflict of interest, be counsel to the Indemnifying Party), and the Indemnifying Party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The obligations set forth in this Section shall survive the termination of this 1997-A SUBI Servicing Supplement or the resignation or removal of the Servicer (generally or with respect to the 1997-A SUBI Sub-Trust) or the 1997-A Securitization Trustee.

    SECTION 4.11.  THIRD PARTY CLAIMS.

    The Servicer shall immediately notify TMCC (in the event that TMCC is not acting as the Servicer hereunder) and the Titling Trustee, on behalf of the Titling Trust, the 1997-A Securitization Trustee and any other holder of any 1997-A SUBI Certificate upon its learning that a claim of whatever kind that would have a material adverse impact on any UTI Beneficiary, the Transferor, the Titling Trustee, the Titling Trust, the 1997-A Securitization Trust, the 1997-A Securitization Trustee, any 1997-A SUBI Asset or the Servicer is being made by a third party with respect to any Contract or Leased Vehicle (whether or not included in the 1997-A SUBI Sub-Trust) or the servicing thereof or with respect to any other Titling Trust Asset (whether or not constituting a 1997-A SUBI Asset).

    SECTION 4.12.  INSURANCE POLICIES.

    So long as any 1997-A SUBI Certificates are outstanding, the Servicer will maintain and pay when due all premiums with respect to, and the Servicer may not terminate or cause the termination of the following (all premiums with respect to which shall constitute Administrative Expenses): (i) the Contingent and Excess Liability Insurance Policies unless (A) one or more replacement insurance policies or binder(s) is obtained providing coverage against third party claims that may be raised against the Titling Trustee, on behalf of the Titling Trust, with respect to any Leased Vehicle included in the 1997-A SUBI Sub-Trust in an amount at least equal to $10 million per claim, not subject to any annual or aggregate cap (which policy or policies may be a blanket insurance policy or policies covering the Servicer and one or more of its Affiliates), or (B) either each Rating Agency has delivered a letter to the 1997-A Securitization Trustee to the effect that the obtaining of any such replacement insurance policy or policies, in and of itself, will not cause its then-current rating of any of the Rated Certificates to be qualified, reduced or withdrawn; or (ii) the Residual Value Insurance Policy, unless the 1997-A Contracts may properly be treated as finance leases for purposes of generally accepted accounting principles, consistently applied, by virtue of some reason other than maintenance of that policy, and the Servicer has provided to the Titling Trustee and the 1997-A Securitization Trustee an Officer's Certificate to that effect, describing such reasons which shall be in accordance with GAAP. On or before December 31 of each year, the Servicer shall provide to the Titling Trustee one or more Officer's Certificates (or certification by a duly authorized signatory of the Servicer) certifying that the policies it is required to maintain pursuant to this Section remain in full force and effect. The obligations of the Servicer pursuant to this Section shall survive any termination of the Servicer's obligations with respect to the 1997-A SUBI Sub-Trust under this 1997-A SUBI Servicing Supplement.

    SECTION 4.13.  SERVICER NOT TO RESIGN; ASSIGNMENT.

    (a) Except as provided in Section 6.01 of this 1997-A SUBI Servicing Supplement, the Servicer shall not resign from the duties and obligations hereby imposed on it as Servicer except upon determination by its Board of Directors (or the Executive Committee thereof) that by reason of a change in applicable legal requirements the continued performance by the Servicer of its duties as Servicer under this 1997-A Servicing Supplement would cause it to be in violation of such legal requirements in a manner that would result in a material adverse effect on the Servicer or its financial condition, said determination to be evidenced by a Board Resolution to such effect accompanied by an Opinion of Counsel reasonably satisfactory to the Titling Trustee of Independent counsel reasonably satisfactory to the Titling Trustee, to such effect. No such resignation shall become effective unless and until a new servicer is willing to service the Contracts and enters into a servicing agreement with the Titling Trustee, on behalf of the Titling Trust, such agreement to have substantially the same provisions as this Servicing Agreement. The Titling Trustee, on behalf of the Titling Trust, shall not unreasonably fail to consent to such a servicing agreement.

    (b)  If the Servicer resigns in the circumstances contemplated by clause
(a) above, in addition to the requirements set forth therein, the Opinion of Counsel required thereby also shall be reasonably satisfactory to the 1997-A Securitization Trustee. The 1997-A Securitization Trustee shall not unreasonably fail to consent to a servicing agreement with a new servicer that proposes to enter into a servicing agreement that meets the standards required by this 1997-A SUBI Servicing Supplement. No such resignation shall affect the obligation of the Servicer to remit moneys to the 1997-A SUBI Collection Account (in lieu of unrecoverable insurance proceeds pursuant to Section 4.14), or the obligations of the Servicer pursuant to Sections 3.03(a), 4.04, 4.06(a), 4.10 or 4.12 of this 1997-A SUBI Servicing Supplement; no successor Servicer shall be required to undertake any of the foregoing, other than the obligation set forth in Section 4.06(a) of this 1997-A SUBI Servicing Supplement (which shall remain a joint and several obligation of the initial Servicer and any successor Servicer). The Titling Trustee shall give prompt notice to each Rating Agency of any such resignation of the Servicer, and the Titling Trustee and 1997-A Securitization Trustee and of the proposed substitute servicer.

    (c) The Servicer may not assign this Servicing Agreement or any of its rights, powers, duties or obligations hereunder; provided, however, that the Servicer may assign this Servicing Agreement in connection with a consolidation, merger, conveyance, transfer or lease made in compliance with Section 4.15 of this 1997-A SUBI Servicing Supplement.

    (d) Except as provided above, the duties and obligations of the Servicer under this 1997-A SUBI Servicing Supplement shall continue until this 1997-A SUBI Servicing Supplement shall have been terminated as provided in Section 7.01 of this 1997-A SUBI Servicing Supplement and shall survive the exercise by the Titling Trustee, on behalf of the Titling Trust, of any right or remedy under this 1997-A SUBI Servicing Supplement or the enforcement by the Titling Trustee, on behalf of the Titling Trust, of any provision of the Titling Trust Documents.

    SECTION 4.14.  OBLIGOR INSURANCE COVERAGE IN RESPECT OF LEASED VEHICLES.

    The Servicer shall use its normal servicing procedures (including procedures used in connection with new programs commenced in the ordinary course of business, whether or not implemented on a test basis) to ensure that the Obligor under each Contract shall have, and maintain in full force and effect during the term of such Contract, a comprehensive, collision and property damage insurance policy covering the actual cash value of the related Leased Vehicle and naming the Titling Trust or the Titling Trustee on behalf of the Titling Trust as a loss payee, as well as public liability, bodily injury and property damage coverage in the amounts required by applicable state law or as set forth in such Contract, and naming the Titling Trust or the Titling Trustee on behalf of the Titling Trust as an additional insured. Notwithstanding the foregoing, if an insurance policy names the Servicer rather than the Titling Trust or the Titling Trustee on behalf of the Titling Trust as loss payee or additional insured, the Servicer shall not be required to correct such designation as long as the Servicer is responsible for any increased deductibles under any Contingent and Excess Liability Policy as provided in the following paragraph. Except as otherwise set forth in this 1997-A SUBI Servicing Supplement or in any other Securitization Trust Document, the Servicer shall, on at least a monthly basis, deposit into the 1997-A SUBI Collection Account any proceeds of such Insurance Policy that the Servicer may receive with respect to any 1997-A Leased Vehicle.

    In each case as to which a deductible is applicable under any Contingent and Excess Liability Policy, the Servicer will pay the deductible on behalf of the insured. The foregoing obligation of the Servicer shall survive the resignation of the Servicer or any termination of it as Servicer under this 1997-A SUBI Servicing Supplement pursuant to Section 6.01 of this 1997-A SUBI Servicing Supplement.

    SECTION 4.15.  CORPORATE EXISTENCE; STATUS; MERGER.

    (a) The Servicer shall keep in full effect its existence, rights and franchises (except as set forth in (b) below) as a California corporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings of the Servicer and its subsidiaries considered as a whole, and in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of, or to permit the Servicer to perform its obligations under, the Titling Trust Documents.

    (b) The Servicer shall not consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of its assets as an entirety to any Person without the prior written consent of the Titling Trustee, on behalf of the Titling Trust, unless (i) the corporation formed by such consolidation or into which the Servicer has merged or the Person which acquires by conveyance, transfer or lease all or substantially all the assets of the Servicer as an entirety is (A) a citizen of or an entity organized and existing under the laws of the United States or any State and (B) either executes and delivers to the Titling Trustee, on behalf of the Titling Trust, an agreement in form and substance reasonably satisfactory to the Titling Trustee, that contains an assumption by such successor entity of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer under this 1997-A SUBI Servicing Supplement and the other Trust Documents or is so bound by operation of law, or (ii) the Servicer is the surviving corporation resulting from such consolidation or merger.

                                    ARTICLE FIVE
                                STATEMENTS AND REPORTS

    SECTION 5.01.  REPORTING BY THE SERVICER.

    (a) On or prior to the 25th day of each calendar month, the Servicer shall cause to be delivered to the Titling Trustee a report in respect of the prior calendar month, setting forth (i) any information relating to the 1997-A Contracts or the related Leased Vehicles that normally would be available from a servicer of closed-end automobile and light-duty truck leases and is reasonably requested by the Titling Trustee and (ii) if required, any additional information required by the terms of any Securitized Financing, and (c) deliver such other reports, Officer's Certificates or certificates from other authorized signatories as may be necessary pursuant to this 1997-A SUBI Servicing Supplement to document to the Titling Trustee the Servicer's right to any further reimbursement of unreimbursed Servicer Expenses.

    (b) On or prior to each Determination Date and each Transfer Date, the Servicer shall cause to be delivered to the Titling Trustee and the 1997-A Securitization Trustee a supplement to the Schedule of 1997-A Contracts and 1997-A Leased Vehicles containing data reflecting the addition or removal of 1997-A Contracts or 1997-A Leased Vehicles from the 1997-A SUBI Portfolio as of the first day of the current Collection Period (in the case of each Determination Date) or as of the related Subsequent Cutoff Date (in the case of each Transfer Date). Any such supplement shall contain, in addition to the data required by the definition of the term "Schedule of Contracts and Leased Vehicles", an identification of the Discounted Principal Balance of each 1997-A Contract added or removed. In addition, the Servicer shall, on or prior to each Determination Date, cause to be delivered to the Titling Trustee, the 1997-A Securitization Trustee and each Rating Agency a certificate in the name of the Servicer, executed by an officer or authorized signatory therefor in respect of such Collection Period (the "Servicer's Certificate") substantially in the form attached hereto as Exhibit B (and setting forth such additional information as requested by each Rating Agency from time to time and which information the Servicer is able to reasonably provide), containing all information necessary to make the allocations and distributions required by the 1997-A Securitization Trust Agreement in respect of the Collection Period immediately preceding such Determination Date, including the information needed to prepare the statement required by Section 3.03 of the 1997-A Securitization Trust Agreement. Any Certificate Owner may obtain a copy of a Servicer's Certificate upon written request.

    (c) Upon the occurrence of any Monthly Payment Event Occurrence, the Servicer shall give prompt written notice thereof to the Securitization Trustee, specifying the cause or causes of such event.

    SECTION 5.02.  ANNUAL ACCOUNTANTS' REPORTS.

    Within 120 days after September 30 of each year (commencing with the year ended September 30, 1998), the Servicer shall deliver to the Titling Trustee, Securitization Trustee and the UTI Beneficiary (if TMCC is no longer both the Servicer and the UTI Beneficiary) a report prepared by the Independent Accountants of the Servicer concerning their review of the activities of the Servicer during the preceding 12-month period ended September 30 (or other applicable period in the case of the first such report or letter) to the effect that such accountants have reviewed certain records and documents relating to the servicing of the Contracts under this Agreement (using procedures specified in such report or letter) and as a result of such review, and in connection with such procedures, they are reporting such exceptions, if any, as shall be set forth therein. Such report or letter shall also indicate that the firm is independent with respect to the Transferor and the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

    SECTION 5.03.  OTHER CERTIFICATES AND NOTICES FROM SERVICER.

    (a) Within 120 days after September 30 of each calendar year (commencing with the year ended September 30, 1998), the Servicer shall deliver an Officer's Certificate to the Titling Trustee and the Securitization Trustee to the effect that a review of the activities of the Servicer during the prior calendar year (or since the commencement of the Titling Trust in the case of the first such Officer's Certificate) has been made under the supervision of the officer executing such Officer's Certificate with a view to determining whether during such period the Servicer has performed and observed all of its obligations under this 1997-A SUBI Servicing Supplement, and either (i) stating that, to the best of his or her knowledge, no default by the Servicer under this 1997-A SUBI Servicing Supplement has occurred and is continuing, or (ii) if such a default has occurred and is continuing, specifying such default and the nature and status thereof.

    (b) In the event the rating of the Servicer's long-term unsecured debt obligations falls below Baa1 by Moody's or BBB+ for Standard & Poor's as determined by a Rating Agency, then on a quarterly basis, the Servicer shall cause to be delivered to the 1997-A Securitization Trustee and each Rating Agency an Officer's Certificate stating that neither the Titling Trust nor any of its ERISA Affiliates: (i) maintains a Plan, which, as of its last valuation date, has any unfunded current liability; (ii) anticipates that the value of the assets of any Plan it maintains would not be sufficient to cover any Current Liability; or (iii) is contemplating benefit improvements with respect to any Plan then maintained by any such entity or the establishment of any new Plan, either of which would cause any such entity to maintain a Plan with Unfunded Current Liability.

    SECTION 5.04.  TAX RETURNS.

    As contemplated by Section 6.12 of the 1997-A Securitization Trust Agreement, the Servicer shall direct the 1997-A Securitization Trustee to prepare or cause to be prepared, on behalf of the Transferor, any required federal tax information returns (in a manner consistent with the treatment of the Investor Certificates as indebtedness). Also as contemplated by Section
6.12 of the 1997-A Securitization Trust Agreement, the Servicer shall timely prepare or cause to be prepared any federal and state tax returns that may be required with respect to the 1997-A Securitization Trust or the assets thereof and shall timely deliver any such returns to the 1997-A Securitization Trustee for signature.

                                    ARTICLE SIX
                                       DEFAULT

    SECTION 6.01. EVENTS OF SERVICING TERMINATION; TERMINATION OF SERVICER AS TO 1997-A SUBI PORTFOLIO.

    (a) "Events of Servicing Termination" as used herein shall have the meaning set forth in the attached Annex of Supplemental Definitions. Upon the occurrence of an event or circumstance of force majeure, the Servicer shall not be relieved from using all commercially reasonable efforts to perform its obligations in a timely manner, and the Servicer shall provide to the Titling Trustee, the 1997-A Securitization Trustee, the Transferor and the Investor Certificateholders prompt notice of such failure or delay, together with a description of its efforts to perform its obligations.

    (b) If an Event of Servicing Termination shall have occurred and be continuing, the 1997-A Securitization Trustee on behalf of the 1997-A Securitization Trust, may remedy such Event of Servicing Termination or may, and at the direction of the related Investor Certificateholders representing not less than 51% of the aggregate Voting Interest, shall, by notice given to the Servicer, terminate all or a portion of the rights and powers of the Servicer under this 1997-A SUBI Servicing Supplement, including all or a portion of the rights of the Servicer to receive the servicing compensation provided for in
Section 4.07 of this 1997-A SUBI Servicing Supplement with respect to all periods following such termination. Upon any such termination, all rights, powers, duties and responsibilities of the Servicer under this 1997-A SUBI Servicing Supplement, whether with respect to the related Contract Documents, the related Title Documents or Contract Records, the Servicing Fee or otherwise, so terminated shall vest in and be assumed by any successor servicer appointed by the Titling Trustee pursuant to a servicing agreement with the Titling Trustee, on behalf of the Titling Trust, containing substantially the same provisions as this 1997-A SUBI Servicing Supplement (including with respect to the compensation of such successor servicer), and the Titling Trustee is hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments (including any notices to Obligors deemed necessary or advisable by the Titling Trustee), and to do or accomplish all other acts or things necessary or appropriate to effect such vesting and assumption, including, without limitation, directing some or all of the Obligors to remit Monthly Payments, Prepayments and all other payments on or in respect of the 1997-A Contracts and the 1997-A Leased Vehicles to an account or address designated by the Titling Trustee or such new servicer. Further, in such event, the Servicer shall use its commercially reasonable efforts to effect the orderly and efficient transfer of the servicing of the affected 1997-A Contracts to the new servicer (including transfer of the

Security Deposits being held by the Servicer pursuant to Section 4.04 of this 1997-A SUBI Servicing Supplement), and as promptly as practicable, the Servicer shall provide to the new servicer a current computer tape containing all information from the Contract Records required for the proper servicing of the affected Contracts, together with documentation containing any and all information necessary for use of the tape.

    (c) The Titling Trustee, on behalf of the Titling Trust, shall upon the written direction of (i) if there is a UTI Pledge, the pledgee thereof or, if not, the UTI Beneficiary, or (ii) the holder of the requisite percentage of any SUBI (as set forth in the applicable SUBI Supplement), waive any default by the Servicer in the performance of its obligations hereunder and its consequences with regard to the Sub-Trust containing those Titling Trust Assets, as the case may be. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Servicing Termination arising therefrom shall be deemed to have been remedied for every purpose of this Servicing Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

    SECTION 6.02.  NO EFFECT ON OTHER PARTIES.

    Upon any termination of the rights and powers of the Servicer with respect to the 1997-A SUBI Sub-Trust from time to time pursuant to Section 6.01 hereof, or upon any appointment of a successor to the Servicer with respect to the 1997-A SUBI Sub-Trust, all the rights, powers, duties and obligations of the Titling Trustee, the UTI Beneficiary and the Transferor under this 1997-A SUBI Servicing Supplement, the 1997-A Securitization Trust Agreement, the 1997-A SUBI Supplement, or any other Trust Document shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided herein or therein.

                                    ARTICLE SEVEN
                                    MISCELLANEOUS

    SECTION 7.01.  TERMINATION OF AGREEMENT.

    (a) In connection with any purchase by the Transferor of the Investor Certificateholders' interest in the corpus of the 1997-A Securitization Trust pursuant to Section 7.02 of the 1997-A Securitization Trust Agreement, and the Transferor's then succeeding to all of the interest in the 1997-A SUBI represented, and if the UTI Beneficiary shall thereafter succeed to such interest in the 1997-A SUBI, the Servicer, upon the direction of the UTI Beneficiary as provided in Section 16.05 of the 1997-A SUBI Supplement, shall reallocate all 1997-A Contracts, 1997-A Leased Vehicles and related 1997-A SUBI Assets to the UTI Sub-Trust.

    (b) Except as provided in this Section, the respective duties and obligations of the Servicer and the Titling Trustee with respect to the 1997-A SUBI shall terminate upon the termination of the 1997-A Securitization Trust Agreement pursuant to Section 7.01 thereof. Upon such a termination, the Servicer shall pay over to the Titling Trustee or any other Person entitled thereto all moneys held by the Servicer with respect to the 1997-A SUBI Sub-Trust pursuant to this 1997-A SUBI Servicing Supplement.

    SECTION 7.02.  AMENDMENT.

    (a) To the extent that any amendment or supplement deals with the 1997-A SUBI Sub-Trust, this 1997-A SUBI Servicing Supplement may be amended from time to time in a writing signed by the Titling Trustee, on behalf of the Titling Trust, the Trust Agent and the Servicer, with the prior written consent of the 1997-A Securitization Trustee, which shall be given only in the circumstances contemplated by Section 9.01 of the 1997-A Securitization Trust Agreement.

    (b) The Servicer shall provide each Rating Agency that rated the Investor Certificates prior notice of the content of any proposed amendment to this 1997-A SUBI Servicing Supplement, whether or not such amendment relates to the 1997-A SUBI or requires approval of any Rating Agency.

    SECTION 7.03.  GOVERNING LAW.

    This 1997-A SUBI Servicing Supplement shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its conflicts of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

    SECTION 7.04.  NOTICES.

    All demands, notices and communications hereunder shall be in writing and shall be delivered or mailed by registered or certified first-class United States mail, postage prepaid, hand delivery, any prepaid courier service, or by telecopier, and addressed in each case as follows: (a) if to TMCC or the Servicer (if the same as TMCC), at Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90501, Attention: Treasury Department--Corporate Treasury Manager (telecopier no. (310) 787-6194); and (b) if to the Trustee, at 111 East Wacker Drive, Suite 3000, Chicago, Illinois 60601 (Telecopier No. (312) 228-9401), with a copy to the principal Trust Agent designated by the Titling Trustee. The Servicer or the Titling Trustee may change its address for notices hereunder by giving notice of such change to the other such Persons. All notices and demands (y) shall be deemed to have been given upon delivery or tender of delivery thereof to any officer or other duly authorized recipient of the Person entitled to receive such notices and demands at the address of such Person for notices hereunder, and (z) if given by the Titling Trustee shall be deemed to have been given by all of the beneficiaries of the Titling Trust.

    SECTION 7.05.  SEVERABILITY.

    If one or more of the provisions of this 1997-A SUBI Servicing Supplement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this 1997-A SUBI Servicing Supplement, and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining covenants, agreements and provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this 1997-A SUBI Servicing Supplement invalid or unenforceable in any respect.

    SECTION 7.06.  INSPECTION AND AUDIT RIGHTS.

    The Servicer agrees that, on reasonable prior notice, it will permit any representative or designee of the Titling Trustee, on behalf of the Titling Trust, during the normal business hours of the Servicer, to examine all books of account, records, reports and other papers of the Servicer relating to the Titling Trust Assets, to make copies and extracts therefrom, to cause such books to be audited by Independent Accountants selected by the Titling Trustee, and to discuss the affairs, finances and accounts relating to the Titling Trust Assets with its officers, employees and Independent Accountants (and by this provision the Servicer hereby authorizes such Independent Accountants to discuss with such representatives such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Such rights shall include, but shall not be limited to, any off-site storage facilities at which any data (including, without limitation, computerized records), together with all operating software and appropriate documentation, may be held. The Titling Trustee agrees to keep confidential all the confidential information of the Servicer acquired during any such examination as if such information were its own confidential information, except to the extent necessary for the purposes of this 1997-A SUBI Servicing Supplement. The expenses incident to the exercise by the Titling Trustee of any right under this Section shall be reimbursable by the Servicer.

    SECTION 7.07.  ARTICLE AND SECTION HEADINGS.

    The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

    SECTION 7.08.  EXECUTION IN COUNTERPARTS.

    This 1997-A SUBI Servicing Supplement may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

    SECTION 7.09.  RIGHTS CUMULATIVE.

    All rights and remedies from time to time conferred upon or reserved to the Titling Trustee, on behalf of the Titling Trust, the Servicer or the 1997-A Securitization Trustee or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance or performance of any provision of this 1997-A SUBI Servicing Supplement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

    SECTION 7.10.  FURTHER ASSURANCES.

    Each party will do such acts, and execute and deliver to any other party such additional documents or instruments, as may be reasonably requested in order to effect the purposes of this 1997-A SUBI Servicing Supplement and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder.

    SECTION 7.11.  THIRD-PARTY BENEFICIARIES.

    This 1997-A SUBI Servicing Supplement, insofar as it relates to the 1997-A SUBI Sub-Trust, will inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns, the 1997-A Securitization Trustee, the Titling Trustee (on behalf of the Titling Trust), and each of the holders of any legal or beneficial interest in the 1997-A SUBI Certificates (including without limitation the 1997-A Securitization Trustee and the Certificateholders), who shall be considered to be third-party beneficiaries hereof. Except as otherwise provided in this 1997-A SUBI Servicing Supplement, no other Person will have any right or obligation hereunder.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

                        TOYOTA MOTOR CREDIT CORPORATION


                        By:  /s/ George Borst
                           ----------------------------------
                             Name:     George Borst
                             Title:    Senior Vice President and General
                                       Manager


                        TOYOTA LEASE TRUST

                        By:  TMTT, INC.,
                             as trustee of TOYOTA LEASE TRUST



                        By:  /s/ Steven E. Charles
                           ----------------------------------
                             Name: Steven E. Charles
                             Title: Vice President

                        U.S. BANK NATIONAL ASSOCIATION,
                        as Trust Agent


                        By:  /s/ Steven E. Charles
                           ----------------------------------
                             Name: Steven E. Charles
                             Title: Vice President

Acknowledged and Agreed:

TOYOTA AUTO LEASE TRUST 1997-A

By: U.S. BANK NATIONAL ASSOCIATION,
    as  1997-A Securitization Trustee

By: /s/ Steven E. Charles
   ----------------------------------
    Name: Steven E. Charles
    Title: Vice President

                                                                      EXHIBIT A


                           SCHEDULE OF 1997-A CONTRACTS AND
                 1997-A LEASED VEHICLES AS OF THE INITIAL CUTOFF DATE



    [Omitted. Copies on file with the Servicer, the Titling Trustee and the 1997-A Securitization Trustee.]

                                                                      EXHIBIT B


                            FORM OF SERVICER'S CERTIFICATE

                                                                      EXHIBIT C

                              FORM OF POWER OF ATTORNEY

                                      SCHEDULE I

List of Branch Offices


                                         C-2